Exhibit 99.1

Contact: Sheila Davis – PR/IR Mgr. - 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS FOR FOURTH QUARTER

AND FISCAL 2009

-- Sales Order Backlog Increase of 58 Percent; Net Loss Includes Non-Cash Tax Charges --

FOREST CITY, IOWA, October 15, 2009 – Winnebago Industries, Inc. (NYSE:WGO), the leading United States motor home manufacturer, today reported financial results for the Company’s fourth quarter and fiscal year ended August 29, 2009.

Revenues for the fourth quarter ended August 29, 2009 were $59.5 million versus $85.3 million for the fourth quarter last year. The Company reported an operating loss of $9.2 million for the quarter versus an operating loss of $18.9 million for the fourth quarter of fiscal 2008. Included in the operating loss for the quarter was a non-cash charge of $855,000 related to the asset impairment of the Hampton, Iowa fiberglass facility during the quarter. Net loss for the fourth quarter was $50.2 million versus $12.7 million for the fourth quarter of fiscal 2008. On a diluted per share basis, the Company had a net loss of $1.73 for the fourth quarter of fiscal 2009 versus a net loss of 44 cents for the fourth quarter last year. The net loss for the quarter included a non-cash charge of $41.1 million, or $1.41 per diluted share, related to the establishment of a full valuation allowance against its deferred tax assets. Details of this charge are discussed elsewhere in this news release. Excluding these non-cash charges, the Company’s tax-benefited net loss for the fourth quarter would have been $5.4 million, or 19 cents per diluted share.

The fourth quarter was negatively impacted by lower motor home deliveries resulting in a reduction in plant utilization. Revenues were also negatively impacted by a continuation of wholesale and retail product incentives, but benefited from a better mix of Class A diesel products. There was a positive benefit to cost of goods sold, however, from the liquidation of last-in, first-out (LIFO) inventory values due to a significant reduction of inventory levels. This had the effect of decreasing gross deficit by $2.9 million.

Revenues for the 52 weeks of fiscal 2009 were $211.5 million versus $604.4 million for the 53 weeks of fiscal 2008. Net loss for fiscal 2009 was $78.8 million versus net income of $2.8 million for 2008. On a diluted per share basis, the Company had a net loss of $2.71 for fiscal 2009, versus earnings of 10 cents for 2008. Excluding non-cash charges, the Company’s tax-benefited net loss for fiscal 2009 would have been $37.2 million, or $1.28 per diluted share.

“While fiscal 2009 was one of the most challenging in our 51 year history and in the history of the RV industry, we have taken many necessary steps to preserve adequate liquidity, manage our balance sheet and costs, and maintain our ability to make investments in products and processes important to our long term growth and profitability,” said Winnebago Industries’ Chairman, CEO and President Bob Olson. “As an example, we increased our cash flow by dramatically cutting our inventories by 58 percent from the end of fiscal 2008 to the end of fiscal 2009.”

“Just as important as managing our balance sheet and costs for today’s market, however, is planning for growth once the economy recovers,” continued Olson. “Research and product development was a top priority, with over 50 percent of our lineup new or redesigned for the 2010 model year. From top to bottom, we raised the bar in creating innovative products with exciting floorplans and features with an emphasis on form, function and styling.”

According to Statistical Surveys, Inc., the retail reporting service for the RV industry, Winnebago Industries’ gained market share in the combined Class A and C markets with 19.1 percent for the first eight months of calendar 2009, compared to 18.5 percent for the same period last year.

“We are pleased with our market share gains and believe we have further opportunities to gain share going forward with our innovative new products,” said Olson. “As testament to the appeal of our new motor home offerings, our sales order backlog was 940 motor homes at August 29, 2009, an increase of approximately 58 percent compared to the end of fiscal 2008; and an increase of 146 percent from May 30, 2009, the end of our third quarter. We have seen particular strength in the backlog for our Class A gas and diesel products.”

“Nevertheless, the economic environment and the level of retail demand remain uncertain. Additionally, credit availability remains difficult on both the wholesale and retail level,” said Olson. “Floor plan lending institutions continue to manage dealer inventories very closely with an emphasis on the aging of inventory and the number of times a dealer turns his inventory each year. As a result, dealer inventory declined 54 percent during fiscal 2009, to 1,694 motor homes as of August 29, 2009. Since retail sales have been much higher than wholesale shipments throughout the past year, we believe dealer inventory is very close to reaching the bottom, and our dealer partners will need to start to replenish soon to satisfy retail demand going forward. The increase in our sales order backlog referenced above may also be a sign that the replenishment process is now beginning.”

Deferred Tax Asset Valuation Allowance

At the end of the third quarter of fiscal 2009, the Company’s ability to claim refunds of taxes previously paid was exhausted due to the size of our operating losses at that time. During the fourth quarter of fiscal 2009 the Company discontinued recording tax benefits related to current operating losses. In conjunction with the decision to discontinue recording tax benefits for operating losses, a valuation allowance was recorded against all other future tax benefits that had previously been recognized. The decision not to reflect these deferred tax assets in the financial statements is in accordance with the applicable accounting rules; however, it has no impact on cash flow. The Company has recorded a tax refund receivable related to the fiscal 2009 operating losses of $17.4 million which is expected to be received in the second quarter of fiscal 2010. The economic benefit of the future tax deductions has not been lost and when the Company returns to profitability the tax deductions will be taken and the benefits will be recorded.

New Credit Facility

On October 13, 2009, the revolving credit facility with Wells Fargo Bank, National Association was terminated in accordance with the underlying agreement and concurrently, the Company entered into a new $20.0 million credit facility, based on accounts receivable and inventory, with Burdale Capital Finance, Inc. as Agent. The new credit facility provides increased financial flexibility for the Company with a three year term, and the ability to borrow up to $12.5 million without financial covenant restrictions, if there is adequate asset coverage. Subject to certain provisions, the facility also includes an option that can be exercised to increase the facility size up to $50.0 million. This potential additional borrowing capacity may be beneficial to the Company if inventory levels need to substantially increase as a result of product demand.

Non-GAAP Financial Measures

Management has included non-GAAP financial measures in this release of net loss excluding non-cash charges. We believe that our net loss financial measures presented with these adjustments best reflect our ongoing performance and business operations during the periods presented. Management believes that this information allows investors to make a more meaningful comparison of the financial results over different periods of time.

Conference Call

Winnebago Industries will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, October 15, 2009. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

Winnebago Industries, Inc. is the leading U.S. manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to interest rates and availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a further or continued slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

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Winnebago Industries, Inc.

Unaudited Consolidated Statements of Income

(In thousands, except percent and per share data)

	Quarter Ended
	Aug. 29, 2009		Aug. 30, 2008
Net revenues	$59,465	100.0%	$85,271	100.0%
Cost of goods sold	61,240	103.0	90,932	106.6
Gross deficit	(1,775)	(3.0)	(5,661)	(6.6)
Operating expenses
Selling	3,052	5.1	3,534	4.1
General and administrative	3,550	6.0	5,009	5.9
Asset impairment	855	1.4	4,686	5.5
Total operating expenses	7,457	12.5	13,229	15.5
Operating loss	(9,232)	(15.5)	(18,890)	(22.1)
Financial income	86	0.1	785	0.9
Loss before income taxes	(9,146)	(15.4)	(18,105)	(21.2)
Provision (benefit) for taxes	41,090	69.1	(5,410)	(6.3)
Net loss	$(50,236)	(84.5)%	$(12,695)	(14.9)%
Loss per common share:
Basic	$(1.73)		$(0.44)
Diluted	$(1.73)		$(0.44)
Weighted average common
shares outstanding
Basic	29,052		29,021
Diluted	29,067		29,047

	52 Weeks Ended Aug. 29, 2009		53 Weeks Ended Aug. 30, 2008
Net revenues	$211,519	100.0%	$604,352	100.0%
Cost of goods sold	242,265	114.5	569,580	94.2
Gross (deficit) profit	(30,746)	(14.5)	34,772	5.8
Operating expenses
Selling	12,616	6.0	18,482	3.1
General and administrative	15,298	7.2	21,359	3.5
Asset impairment	855	0.4	4,686	0.8
Total operating expenses	28,769	13.6	44,527	7.4
Operating loss	(59,515)	(28.1)	(9,755)	(1.6)
Financial income	1,452	0.7	4,314	0.7
Loss before income taxes	(58,063)	(27.4)	(5,441)	(0.9)
Provision (benefit) for taxes	20,703	9.8	(8,225)	(1.4)
Net (loss) income	$(78,766)	(37.2)%	$2,784	0.5%
(Loss) income per common share:
Basic	$(2.71)		$0.10
Diluted	$(2.71)		$0.10
Weighted average common
shares outstanding
Basic	29,040		29,093
Diluted	29,051		29,144

Winnebago Industries, Inc.

Unaudited Consolidated Condensed Balance Sheets

(In thousands)

	Aug. 29, 2009	Aug. 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$36,566	$17,851
Short-term investments	13,500	3,100
Receivables, net	11,717	9,426
Inventories	46,850	110,596
Income taxes receivable	17,356	6,618
Prepaid and other	3,425	15,290
Total current assets	129,414	162,881

Property and equipment, net	28,040	40,097
Assets held for sale	6,515	—
Long-term investments, less impairments	19,794	37,538
Deferred income taxes	—	26,862
Investment in life insurance	22,451	22,123
Other assets	14,252	15,954
Total assets	$220,466	$305,455

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,370	$15,631
Short-term ARS borrowings	9,100	—
Income taxes payable	299	76
Accrued expenses	30,185	38,626
Total current liabilities	49,954	54,333

Long-term liabilities:
Unrecognized tax benefits	9,012	9,469
Postretirement health care and deferred
compensation benefits, net of current portion	69,169	67,729
Total long-term liabilities	78,181	77,198

Stockholders' equity	92,331	173,924
Total liabilities and stockholders' equity	$220,466	$305,455

Winnebago Industries, Inc.

Unaudited Condensed Statement of Cash Flows

(In thousands)

	52 Weeks Ended Aug. 29, 2009	53 Weeks Ended Aug. 30, 2008
Operating activities:
Net (loss) income	$(78,766)	$2,784
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	7,834	9,907
Asset impairment	855	4,686
Stock-based compensation	1,010	3,915
Postretirement benefit income and deferred
compensation expense	1,252	1,414
Deferred income taxes including the valuation allowance	37,440	3,490
Increase in cash surrender value of life insurance policies	(858)	(759)
Excess tax benefit from stock-based compensation	—	(92)
Other	280	241
Change in assets and liabilities:
Inventories	63,746	(9,388)
Receivables and prepaid assets	(2,074)	21,022
Income taxes receivable and unrecognized tax benefits	(8,708)	(17,665)
Accounts payable and accrued expenses	(10,567)	(31,301)
Postretirement and deferred compensation benefits	(3,172)	(2,632)
Net cash provided by (used in) operating activities	8,272	(14,378)

Investing activities:
Purchases of investments	—	(228,069)
Proceeds from the sale or maturity of investments	8,900	288,119
Purchases of property and equipment	(3,473)	(3,720)
Other	(441)	43
Net cash provided by investing activities	4,986	56,373

Financing activities:
Payments for purchase of common stock	(163)	(17,771)
Payments of cash dividends	(3,489)	(13,997)
Borrowings on ARS portfolio	9,100	—
Proceeds from issuance of treasury stock	9	643
Excess tax benefit from stock-based compensation	—	92
Net cash provided by (used in) financing activities	5,457	(31,033)

Net increase in cash and cash equivalents	18,715	10,962

Cash and cash equivalents at beginning of period	17,851	6,889

Cash and cash equivalents at end of period	$36,566	$17,851

Winnebago Industries, Inc.

Unaudited Motor Home Deliveries

	Quarter Ended		Change
	Aug. 29, 2009	Aug. 30, 2008	Units	%
Motor home unit deliveries
Class A Gas	124	285	(161)	(56.5)
Class A Diesel	117	99	18	18.2
Total Class A	241	384	(143)	(37.2)
Class B	50	92	(42)	(45.7)
Class C	314	452	(138)	(30.5)
Total deliveries	605	928	(323)	(34.8)

	52 Weeks Ended Aug. 29, 2009	53 Weeks Ended Aug. 30, 2008	Units	%
Motor home unit deliveries
Class A Gas	480	2,129	(1,649)	(77.5)
Class A Diesel	342	900	(558)	(62.0)
Total Class A	822	3,029	(2,207)	(72.9)
Class B	149	140	9	6.4
Class C	1,225	3,238	(2,013)	(62.2)
Total deliveries	2,196	6,407	(4,211)	(65.7)

Winnebago Industries, Inc.

Unaudited Backlog and Dealer Inventory

(Units)

	As of		Change
	Aug. 29, 2009	Aug. 30, 2008	Units	%
Sales order backlog
Class A Gas	345	119	226	189.9
Class A Diesel	198	100	98	98.0
Total Class A	543	219	324	147.9
Class B	10	46	(36)	(78.3)
Class C	387	331	56	16.9
Total backlog*	940	596	344	57.7

Total approximate revenue dollars (in thousands)	$86,626	$50,599	$36,027	71.2

Dealer inventory	1,694	3,663	(1,969)	(53.8)

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.

Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited

(In thousands, except per share data)

		Quarter Ended
		Aug. 29, 2009	Aug. 30, 2008
Loss before income taxes		$(9,146)	$(18,105)
Add Asset impairment		855	4,686
Loss before income taxes - excluding asset impairment		(8,291)	(13,419)
Assumed federal tax benefit		2,902	4,697
Net loss - excluding asset impairment and deferred tax asset valuation	(a)	$(5,389)	$(8,722)

Dilute loss per common share, excluding asset impairment and deferred tax valuation		$(0.19)	$(0.30)

Diluted weighted average common shares outstanding		29,067	29,047

		52 Weeks Ended Aug. 29, 2009	53 Weeks Ended Aug. 30, 2008
Loss before income taxes		$(58,063)	$(5,441)
Add Asset impairment		855	4,686
Loss before income taxes - excluding asset impairment		(57,208)	(755)
Assumed federal tax benefit		20,023	264
Net loss - excluding asset impairment and deferred tax asset valuation	(a)	$(37,185)	$(491)

Dilute loss per common share, excluding asset impairment and deferred tax valuation		$(1.28)	$(0.02)

Diluted weighted average common shares outstanding		29,051	29,144

(a) Management has included non-GAAP financial measures in this release of net loss excluding non-cash charges. We believe that our net loss financial measures presented with these adjustments best reflect our ongoing performance and business operations during the periods presented. Management believes that this information allows investors to make a more meaningful comparison of the financial results over different periods of time.